Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-8 of our report dated March 29, 2022 relating to the consolidated financial statements of CleanTech Acquisition Corp., appearing in the entity’s Annual Report on Form 10-K for the year ended December 31, 2021 and for the period from June 18, 2020 (inception) through December 31, 2020. We also consent to the reference to us under the caption Experts in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
January 20, 2023